                                                                     Exhibit 4.3

                             Shareholders Agreement

                                  by and among

                          Journal Communications, Inc.,

                              The Journal Company,

                                   Matex Inc.

                                       and

                        Abert Family Journal Stock Trust

                            Dated as of May 12, 2003

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                                Table of Contents

                                                                                        Page
                                                                                        ----
ARTICLE I DEFINITIONS ..................................................................  1

ARTICLE II PERMANENT CAPITAL TRANSACTION ...............................................  5
     2.1.  Voting Agreement ............................................................  5
     2.2.  No Inconsistent Arrangements ................................................  6
     2.3.  Grant of Irrevocable Proxy ..................................................  6
     2.4.  Waiver of Dissenters' Rights ................................................  7
     2.5.  Support for Permanent Capital Transaction ...................................  7

ARTICLE III SHARE EXCHANGES; ARTICLES OF INCORPORATION .................................  7
     3.1.  Share Exchanges .............................................................  7
     3.2.  Articles of Incorporation of New Journal ....................................  7
     3.3.  Alternative Transaction .....................................................  8

ARTICLE IV PARTICIPATION IN THE IPO ....................................................  8
     4.1.  Decision to Participate in the IPO ..........................................  8
     4.2.  Agreements and Limitations of Participation .................................  9

ARTICLE V RESTRICTIONS ON TRANSFER; REDEMPTION .........................................  9
     5.1.  Agreement to Hold Shares ....................................................  9
     5.2.  No Tender of Shares ......................................................... 10
     5.3.  No Purchase of Class B Common Stock ......................................... 10
     5.4.  Redemption .................................................................. 10

ARTICLE VI REGISTRATION RIGHTS ......................................................... 11
     6.1.  Demand Registrations ........................................................ 11
     6.2.  Piggyback Registrations ..................................................... 13
     6.3.  Lock-Up Period .............................................................. 14
     6.4.  Registration Procedures ..................................................... 15
     6.5.  Underwritten Offerings ...................................................... 17
     6.6.  Registration Expenses ....................................................... 17
     6.7.  Indemnification ............................................................. 18
     6.8.  Termination of Registration Rights .......................................... 20

ARTICLE VII NEW JOURNAL BOARD .......................................................... 20
     7.1.  Director Nominees ........................................................... 20
     7.2.  Rules and Limitations ....................................................... 20

ARTICLE VIII EFFECTIVENESS; TERMINATION ................................................ 21
     8.1.  Sections Effective Immediately .............................................. 21
     8.2.  Sections Effective on Consummation of Permanent Capital Transaction ......... 21
     8.3.  Sections Effective at Other Times ........................................... 21
     8.4.  Termination ................................................................. 21

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
ARTICLE IX MISCELLANEOUS ............................................................... 22
     9.1.  No Solicitation ............................................................. 22
     9.2.  Representations and Warranties .............................................. 22
     9.3.  Reimbursement of Family Shareholders' Expenses .............................. 22
     9.4.  Disclosure .................................................................. 23
     9.5.  Stock Certificate Legend .................................................... 23
     9.6.  Further Assurances .......................................................... 23
     9.7.  Successors and Assigns ...................................................... 23
     9.8.  Family Successors ........................................................... 23
     9.9.  No Conflict ................................................................. 24
     9.10. Release ..................................................................... 24
     9.11. Governing Law ............................................................... 24
     9.12. Remedies .................................................................... 24
     9.13. Severability ................................................................ 24
     9.14. Amendment, Modification and Waiver .......................................... 25
     9.15. Notices ..................................................................... 25
     9.16. Entire Agreement ............................................................ 26
     9.17. Counterparts ................................................................ 26
     9.18. Headings .................................................................... 26

                             SHAREHOLDERS AGREEMENT

     SHAREHOLDERS AGREEMENT (this "Agreement"), dated as of May 12, 2003, by and among Journal Communications, Inc., a Wisconsin corporation that will change its name upon consummation of the Share Exchange ("JCI"), The Journal Company, a Wisconsin corporation that will change its name to Journal Communications, Inc. upon consummation of the Share Exchange ("New Journal"), Matex Inc., a Wisconsin corporation ("Matex"), and the Abert Family Journal Stock Trust created under the agreement dated January 27, 1987, as amended (the "Abert Trust," and collectively with Matex and any transferees permitted under Section 9.7, the "Family Shareholders"). Except as otherwise indicated herein, capitalized terms have the meaning ascribed to them in Article I.

                              W I T N E S S E T H :

     WHEREAS, JCI has been evaluating various external sources of permanent capital in order to enhance JCI's ability to continue to grow as an independent, diversified media and communications company.

     WHEREAS, based on such evaluations, JCI has determined that the Permanent Capital Transaction and the follow-on Tender Offer is the best alternative to accomplish its goal of continuing to grow as a family and employee-controlled independent, diversified media and communications company.

     WHEREAS, JCI, New Journal and the Family Shareholders desire to enter into this Agreement for the purposes of, among others, (i) providing for the Family Shareholders' approval of the Permanent Capital Transaction, (ii) providing for the terms of New Journal's capital structure and (iii) providing for the continuation of an employee ownership program to encourage the continuation of the employee-owned culture of JCI.

     NOW, THEREFORE, in consideration of the mutual covenants contained herein and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto hereby agree as follows:

                                    ARTICLE I
                                   DEFINITIONS

     As used in this Agreement, the following terms shall have the meanings specified:

     "Abert Trust" has the meaning set forth in the preamble hereto.

     "Affiliate" as applied to any Person, means any other Person directly or indirectly controlling, controlled by or under common control with that Person. The term "control" (including, with correlative meanings, the terms "controlling," "controlled by" and "under common control with"), as applied to any Person, means the possession, directly or indirectly, of power to direct the management and policies of that Person, whether through voting power, by contract or otherwise.

     "Agreement" has the meaning set forth in the preamble hereto.

     "Alternative Deadline" has the meaning set forth in Section 3.3.

     "Articles of Incorporation" means New Journal's Articles of Incorporation, as amended or restated from time to time.

     "Board Approved Transaction" means any Strategic Transaction (as defined in the Articles of Incorporation) that is approved by the New Journal Board.

     "Business Day" means a day other than Saturday, Sunday or any day on which banks located in the State of Wisconsin are authorized or obligated to close.

     "Bylaws" means the Bylaws of New Journal, as amended or restated from time to time.

     "Class A Common Stock" means the Class A Common Stock, $.01 par value, of New Journal.

     "Class B Common Stock" means the Class B Common Stock, $.01 par value, of New Journal, consisting of Class B-1 Common Stock and Class B-2 Common Stock.

     "Class C Common Stock" means the Class C Common Stock, $.01 par value, of New Journal.

     "Common Stock" means the Class A Common Stock, the Class B Common Stock and the Class C Common Stock.

     "Demand Period" has the meaning set forth in Section 6.1(d).

     "Demand Registration" has the meaning set forth in Section 6.1(a).

     "Equity Securities" means the Common Stock, the Preferred Stock and any other class or series of capital stock of, or other profit or voting interests in, New Journal which are received in the Permanent Capital Transaction or by virtue of conversion of stock received in the Permanent Capital transaction, together with any Class B Common Stock purchased after completion of the Permanent Capital Transaction.

     "Exchange Act" means the Securities Exchange Act of 1934, as amended, and any rules and regulations promulgated thereunder, all as the same shall be in effect from time to time.

     "Exchange Ratio" means the number of shares of Class B Common Stock to be received for each share of JCI common stock, $.125 par value, in the Share Exchange.

     "Family Exchange" means the share exchange required under Section 3.1(c).

     "Family JCI Securities" means the shares of common stock, $.125 par value, of JCI currently owned of record or beneficially by a Family Shareholder together with any shares of JCI common stock acquired by such Family Shareholder in any capacity after the date hereof by means of purchase, dividend, distribution or in any other way.

     "Family Shareholders" has the meaning set forth in the preamble hereto.

     "Indemnified Party" and "Indemnified Parties" have the meanings set forth in Section 6.7(a).

     "IPO" means the initial proposed sale of shares of Class A Common Stock by New Journal to the public under the Securities Act following consummation of the Share Exchange and the Termination of JESTA.

     "JCI" has the meaning set forth in the preamble hereto.

     "JCI Board" means the Board of Directors of JCI.

     "JESTA" means the Journal Employees' Stock Trust created under the Journal Employees' Stock Trust Agreement, dated May 15, 1937, as amended.

     "Loss" or "Losses" have the meanings set forth in Section 6.7(a).

     "Matex" has the meaning set forth in the preamble hereto.

     "New Journal" has the meaning set forth in the preamble hereto.

     "New Journal Board" means the Board of Directors of New Journal.

     "Non-Approved Transaction" means any business combination or permanent capital transaction of JCI that is not approved by the JCI Board, including any proposed sale, merger, consolidation, share exchange, recapitalization, reorganization or other business combination of all or any part of the business of JCI, however structured.

     "NYSE" means the New York Stock Exchange or, if the Class A Common Stock is not then listed on the NYSE, NYSE means any other national securities exchange, automated quotation system or organized over-the-counter market that the Class A Common Stock is then listed or quoted on.

     "Permanent Capital Transaction" means the proposed transaction consisting of the following four components: (1) the Share Exchange, (2) the Family Exchange, (3) the Termination of JESTA and (4) the IPO. Permanent Capital Transaction also means any variation of or alternative permanent capital transaction that is approved by the JCI Board and which has economic consequences to the Family Shareholders and the existing unitholders of JESTA similar to the four components listed in the immediately preceding sentence.

     "Person" means any individual, firm, limited liability company or partnership, joint venture, corporation, joint stock company, trust or unincorporated organization, incorporated or unincorporated association, partnership, government (or any department, agency or political subdivision thereof) or other entity of any kind, and shall include any successor (by merger or otherwise) of such entity.

     "Piggyback Registration" has the meaning set forth in Section 6.2(a).

     "Preferred Stock" means the preferred stock, $.01 par value, of New
Journal.

     "Prospectus" means the prospectus included in any Registration Statement as amended or supplemented by any prospectus supplement with respect to the terms of the offering of any portion of the Registrable Securities covered by the Registration Statement and all other amendments and supplements to the prospectus, including post-effective amendments and all other material incorporated by reference in such prospectus.

     "Redemption Option Term" has the meaning set forth in Section 5.4(a).

     "Registrable Securities" means (a) any shares of Class A Common Stock issued or issuable upon conversion of shares of Class B Common Stock and/or Class C Common Stock and (b) any Class A Common Stock that may be issued or distributed or be issuable in respect of any Class A Common Stock referred to in clause (a) above by way of stock dividend, stock split or other distribution, merger, consolidation, exchange offer, recapitalization or reclassification or similar transaction; provided, however, that any such Registrable Securities shall cease to be Registrable Securities to the extent (i) a Registration Statement with respect to the sale of such Registrable Securities has been declared effective under the Securities Act and such Registrable Securities have been disposed of in accordance with the plan of distribution set forth in such Registration Statement or (ii) all of such Registrable Securities are eligible to be sold pursuant to Rule 144 promulgated under the Securities Act (or any similar rule then in effect). The number of shares of "Registrable Securities then outstanding" shall be determined by the number of shares of Class A Common Stock outstanding that are, and the number of shares of Class A Common Stock issuable upon conversion of all of the shares of Class B Common Stock and/or Class C Common Stock that are, Registrable Securities.

     "Registration" means a registration of New Journal's securities for sale to the public under a Registration Statement.

     "Registration Expenses" has the meaning set forth in Section 6.6(a).

     "Registration Statement" means any registration statement of New Journal filed with, or to be filed with, the SEC under the rules and regulations promulgated under the Securities Act, including the Prospectus, amendments and supplements to such registration statement, including post-effective amendments, and all exhibits and all material incorporated by reference in such registration statement.

     "Restriction Period" means the 720-day period immediately following the pricing of the IPO.

     "SEC" means the U.S. Securities and Exchange Commission.

     "SEC Comment Letter" means the first letter of comments from the staff of the SEC relating to the initial filing of the registration statement on Form S-4 in connection with the Share Exchange or, in the event the staff of the SEC decides not to comment on such registration statement on Form S-4, the written confirmation thereof.

     "Securities Act" means the Securities Act of 1933, as amended, and any rules and regulations promulgated thereunder, all as the same shall be in effect from time to time.

     "Share Exchange" means the share exchange contemplated in the Agreement and Plan of Share Exchange by and between JCI and New Journal that the JCI shareholders and the JESTA unitholders will consider and vote upon at the proposed joint special meeting of shareholders and unitholders, pursuant to which each share of JCI's existing common stock will be automatically exchanged for the number of shares of Class B Common Stock that is equal to the Exchange Ratio.

     "Special Dividend" means the special cash dividend that will be declared on each share of Class B Common Stock outstanding immediately following effectiveness of the Share Exchange and immediately preceding the voluntary exchange described in Section 3.1(c).

     "Tender Offer" means the proposed purchase by New Journal of some of its shares of Class B Common Stock through means of a cash tender offer under the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder. The Tender Offer is conditioned upon consummation of the Permanent Capital Transaction.

     "Termination of JESTA" means the proposed amendment to Section 24 of JESTA to explicitly exclude the Share Exchange from the provisions of such Section and to provide for the termination of JESTA immediately following the consummation of the Share Exchange. The Termination of JESTA, which will immediately follow consummation of the Share Exchange but will occur prior to consummation of the IPO, will result in the shares of Class B Common Stock held by JESTA as a result of the Share Exchange being distributed to the existing unitholders of JESTA.

     "Transfer" means any sale, assignment, pledge, hypothecation, gift or other disposal of or encumbrance of any kind, including, but not limited to any sale or other transfer by reason of (a) bankruptcy or insolvency proceedings, whether voluntary or involuntary, or (b) distraint, levy, execution or other involuntary transfer; provided that "Transfer" shall not include (1) the conversion of any shares of Class B Common Stock or Class C Common Stock into Class A Common Stock or Class A and Class B Common Stock, as the case may be, in accordance with the provisions of the Articles of Incorporation, (2) any transaction that would otherwise be a Transfer that is (i) permitted or required by the Class B Common Stock Transfer Procedures of Paragraph D of Article 2 of the Articles of Incorporation and (ii) results from the submission of a Voluntary Transfer/Conversion Notice (as defined in the Articles of Incorporation), for the sole purpose of converting shares of Class B Common Stock into shares of Class A Common Stock in accordance with the terms of the Articles of Incorporation, (3) the exchange or conversion of shares of Common Stock pursuant to any transaction consummated pursuant to the Wisconsin Business Corporation Law (or other then applicable state business corporation law) that is approved by the shareholders of New Journal or (4) any transaction which would otherwise be a Transfer if the transferor and the transferee are one or more of the "Shareholder-Eligibles" (as that term is defined in the Articles of Incorporation).

     "Underwritten Offering" means a Registration in which securities of New Journal are sold to an underwriter on a best efforts or firm commitment basis for reoffering to the public.

                                   ARTICLE II
                          PERMANENT CAPITAL TRANSACTION

          2.1. Voting Agreement. Each Family Shareholder agrees that, at any meeting of the shareholders of JCI and/or meeting of the unitholders of JESTA, however called, or in connection with any written consent of the shareholders of JCI and/or written consent of the unitholders of JESTA, all Family JCI Securities entitled to vote will be voted (or caused to be voted) (i) in favor of all components of the Permanent Capital Transaction, including but not limited to the Share Exchange and the Termination of JESTA; (ii) in favor of New Journal's 2003 Equity Incentive Plan, New Journal's 2003 Employee Stock Purchase Plan and any other new non-discriminatory employee benefit plan that is approved by the New Journal Board or the JCI Board in connection with the Permanent Capital Transaction; (iii) in favor of any amendment to JESTA to eliminate mandatory "option events" thereunder if the Permanent Capital Transaction is delayed and JCI decides to commence a unitholder matching process under JESTA; (iv) in favor of any other interim steps in the Permanent Capital Transaction that are deemed necessary and approved by the JCI Board in order to provide interim liquidity and/or support to the JESTA unitholders; and (v) against any Non-Approved Transaction and against any action or agreement that would delay, impede, frustrate, prevent or nullify the Permanent Capital Transaction or this Agreement. All elements of clauses (i) and (ii) above, which, by virtue of the preceding sentence, the Family Shareholders agree to vote in favor of, shall, by their terms, not be effective until immediately prior to consummation of the IPO.

          2.2. No Inconsistent Arrangements. Each Family Shareholder hereby covenants and agrees that, except as contemplated by this Agreement and the Share Exchange, it shall not (i) Transfer, or consent to any Transfer of, any or all of the Family JCI Securities or any interest therein, (ii) enter into any contract, option or other agreement or understanding with respect to any Transfer of any or all of the Family JCI Securities or any interest therein,
(iii) grant any proxy, power-of-attorney or other authorization in or with respect to the Family JCI Securities with respect to the matters indicated in
Section 2.1, (iv) deposit the Family JCI Securities into a voting trust or enter into a voting agreement or arrangement with respect to the Family JCI Securities or (v) take any other action that would in any way restrict, limit or interfere with the performance of its obligations under this Article II or the Permanent Capital Transaction.

          2.3.   Grant of Irrevocable Proxy.

                 (a) Each Family Shareholder hereby irrevocably grants to and appoints JCI, Steven J. Smith and Douglas G. Kiel, and each of them individually, its proxy and attorney-in-fact (with full power of substitution and resubstitution), for and in the name, place and stead of the Family Shareholder, to vote the Family JCI Securities, or grant a consent or approval in respect of the Family JCI Securities, with respect to (and only with respect to) the matters indicated in Section 2.1.

                 (b) Each Family Shareholder represents that any proxies heretofore given in respect of its Family JCI Securities that would in any way restrict, limit or interfere with its obligations under Section 2.1 and
     Section 2.3(a), or the consummation of the Permanent Capital Transaction, are not irrevocable and that any such proxies are hereby revoked.

                 (c) Each Family Shareholder understands and acknowledges that JCI is proposing the Permanent Capital Transaction in reliance upon the Family Shareholder's execution and delivery of this Agreement. Each Family Shareholder hereby affirms that the irrevocable proxy set forth in this
     Section 2.3 is given in connection with the Permanent Capital Transaction, and that such irrevocable proxy is given to secure the performance of the duties of the Family Shareholder under this Agreement. Each Family Shareholder hereby further affirms that the irrevocable proxy is coupled with an interest and may under no circumstances be revoked. Each Family Shareholder hereby ratifies and confirms all that such irrevocable proxy may lawfully do or cause to be done by virtue hereof. Such irrevocable proxy is executed and intended to be irrevocable in accordance with the provisions of Section 180.0722 of the Wisconsin Business Corporation Law.

          2.4. Waiver of Dissenters' Rights. Each Family Shareholder hereby waives any rights to dissent from the Share Exchange or any other component of the Permanent Capital Transaction that it may have under Sections 180.1301 to 180.1331, inclusive, of the Wisconsin Business Corporation Law or otherwise.

          2.5. Support for Permanent Capital Transaction. Each Family Shareholder agrees that, between the date hereof and the consummation of the IPO, (a) both the timing and content of all disclosures to the JESTA unitholders, the JESTA banks, the press and other third parties and all public announcements concerning the Permanent Capital Transaction by the Family Shareholder shall be subject to the prior approval of JCI in all essential respects and (b) no public statement, announcement or other comment by the Family Shareholder shall in any way convey anything other than a positive endorsement of the Permanent Capital Transaction (i.e., no disparaging statements, announcements or other comments shall be made). In addition, each Family Shareholder agrees to fully comply with all "quiet period" restrictions under the Securities Act as a result of the Permanent Capital Transaction.

                                   ARTICLE III
                   SHARE EXCHANGES; ARTICLES OF INCORPORATION

          3.1.   Share Exchanges.

                 (a) Creation of New Journal. By this Agreement, the Family Shareholders are agreeing to join with JESTA in the creation of New Journal. For their part, subject to the terms and conditions hereof, the Family Shareholders are agreeing contribute to New Journal (i) their shares of JCI and (ii) their rights under JESTA, including, in particular, their option rights under Sections 21 and 24 thereof, all simultaneously with JESTA's contribution of its shares of JCI, as set forth in Section 3.1(b) and Section 3.1(c) below.

                 (b) Statutory Exchange. The parties hereto agree that the form of agreement and plan of share exchange by and between JCI and New Journal attached hereto as Annex A will be the Share Exchange, with such changes (including the determination of the Exchange Ratio) as the JCI Board may approve, which changes shall not materially adversely affect the rights of the Family Shareholders under this Agreement. Such agreement will become the Share Exchange on the effective date and at the effective time set forth in the articles of share exchange to be filed with the agreement and plan of share exchange with the Corporation Division of the Wisconsin Department of Financial Institutions, which effective date and time will be immediately preceding the declaration of the Special Dividend, the Family Exchange, the Termination of JESTA and the consummation of the IPO.

                 (c) Family Exchange. The parties hereto agree that, immediately following effectiveness of the Share Exchange and the declaration of the Special Dividend and immediately preceding the Termination of JESTA and the consummation of the IPO, without any action on the part of any party hereto or any other Person, forty-one point five two seven seven eight percent (41.52778%) of the Class B Common Stock received by the Family Shareholders in the Share Exchange shall be exchanged for the following number of shares of Class C Common Stock--1,088,000 multiplied by the Exchange Ratio.

          3.2. Articles of Incorporation of New Journal. The parties hereto agree that the form of articles of incorporation of New Journal attached hereto as Annex B will be New Journal's

Articles of Incorporation, with such changes as the JCI Board may approve, which changes shall not materially adversely affect the rights of the Family Shareholders under this Agreement. Such articles will become New Journal's Articles of Incorporation upon the filing thereof with the Corporation Division of the Wisconsin Department of Financial Institutions, which will occur prior to consummation of the Permanent Capital Transaction. The parties hereto also agree that the provisions of Article 2 (particularly Paragraphs (C)(2) and (D) thereof) of the Articles of Incorporation include a viable Class B Common Stock employee ownership program designed to encourage the continuation of the employee ownership culture of JCI at New Journal and that no "new generation Journal employees stock trust" will be established to replace JESTA.

          3.3. Alternative Transaction. The parties hereto agree that, if prior to 5 p.m., Central Time, on the second business day following receipt of notice of receipt of the SEC Comment Letter (the "Alternative Deadline"), the Family Shareholders have not obtained a favorable private letter ruling from the Internal Revenue Service with respect to the tax treatment of the Permanent Capital Transaction as set forth in this Agreement as it effects the Family Shareholders, then the Family Shareholders may elect (x) to require JCI to cause an amendment to Paragraph (C)(3) of Article 2 of the Articles of Incorporation to eliminate either or both of the redemption provisions in subsections (d) or
(e) thereof, as specified in Annex C attached hereto, or (y) to receive in the Share Exchange and under the provisions of this Agreement (i) 2,880,000 shares of Class B Common Stock multiplied by the Exchange Ratio, (ii) 288,000 shares of Class A Common Stock multiplied by the Exchange Ratio and (iii) the sum of $2,600,000, instead of the shares of Class B Common Stock and Class C Common Stock provided for in Section 3.1 above, and the provisions of the Agreement will be adjusted accordingly. In order to effectuate the provisions of this
Section 3.3, the parties hereto agree as follows: (a) JCI will provide counsel for the Family Shareholders with notice of receipt of the SEC Comment Letter on the date of receipt thereof and (b) the Family Shareholders then have until the Alternative Deadline to elect either alternative (x) or (y) above, by providing written notice to counsel for JCI specifying the alternative elected and, in the case of alternative (x), specifying the redemption provision(s) to be eliminated (as set forth in Annex C hereto). If the Family Shareholders do not so elect either of the alternative transactions provided for in this Section 3.3 by the Alternative Deadline, then they will be deemed to have waived their rights to so elect either of the alternative transactions and this Section 3.3 will be deemed to be null and void, and of no further effect, and they will instead receive the shares of Class B Common Stock and Class C Common Stock provided for in Section
3.1 and as otherwise provided in this Agreement.

                                   ARTICLE IV
                            PARTICIPATION IN THE IPO

          4.1. Decision to Participate in the IPO. The Family Shareholders must notify JCI on or before June 10, 2003 if they (or any of them) desire to participate in the IPO (including any underwriter over-allotment option) by selling some of the shares of Common Stock they will receive in the Share Exchange in the IPO. In any such notice, the Family Shareholders must also specify the number or percent of their shares that they desire to so sell in the IPO. In addition, if a Family Shareholder or a shareholder of Matex who would qualify as a Family Shareholder dies prior to the consummation of the IPO, then such shareholder may participate in the IPO to the extent specified in Section 5.1(d) if, in the opinion of the managing underwriter or underwriters for the IPO, the timing of the IPO would not be adversely affected and the securities which such shareholder requests to include in the IPO can be sold in the IPO without being likely to have a significant adverse effect on the price, timing or distribution of the securities offered by New Journal in the IPO or the market for the Equity Securities.

          4.2. Agreements and Limitations of Participation. Notwithstanding the effectiveness language of Section 8.2, solely for purposes of allowing the Family Shareholders to participate in the IPO in accordance with Section 4.1, the Family Shareholders' notice shall be deemed to constitute the Family Shareholders' request to participate in the IPO (including any underwriter over-allotment option) as if it were a Piggyback Registration for the specified number or percent of the Family Shareholders' Class B Common Stock (which shares are convertible into Class A Common Stock) effective immediately following the Family Exchange and immediately preceding consummation of the IPO. As a result thereof, all of the provisions of Article VI regarding a Piggyback Registration that is an Underwritten Offering shall apply to the Family Shareholders' participation in the IPO (including any underwriter over-allotment option), including priority of participation and customary agreements and documents, except (a) the requirements of Section 6.2(b) and (b) in light of the provisions of Section 9.3, New Journal will not pay the fees and expenses of counsel for the Family Shareholders set forth in Section 6.6(a)(xii) relating to the IPO.

                                    ARTICLE V
                      RESTRICTIONS ON TRANSFER; REDEMPTION

          5.1.   Agreement to Hold Shares.

                 (a) During the six-month period immediately following the pricing of the IPO, no Family Shareholder shall Transfer any Equity Securities owned immediately after the consummation of the Share Exchange or thereafter acquired by the Family Shareholder, except pursuant to the provisions of Section 3.1(c), Article IV, Section 9.7 or a Board Approved Transaction.

                 (b) Prior to the expiration of the Restriction Period, no Family Shareholder shall Transfer any Equity Securities owned immediately after the consummation of the Share Exchange or thereafter acquired by the Family Shareholder, except pursuant to the provisions of Section 3.1(c),
     Article IV, Section 5.4, Section 6.2, Section 9.7 or a Board Approved Transaction.

                 (c) Until the expiration of one (1) year after the Restriction Period, no Family Shareholder shall Transfer any Equity Securities owned immediately after the consummation of the Share Exchange or thereafter acquired by the Family Shareholder, except pursuant to (i) the provisions of Section 3.1(c), Article IV, Section 5.4, Article VI or
     Section 9.7, (ii) a Board Approved Transaction or (iii) Rule 144 promulgated under the Securities Act (or any similar rule then in effect).

                 (d) Notwithstanding (a) through (c) above, upon the death of an individual who is a Family Shareholder and/or a shareholder of Matex who would qualify as a Family Shareholder (the "decedent"), the above restrictions shall not apply with respect to Equity Securities held by the decedent or Matex having a value at the date of the sale or other disposition equal to (i) the total of federal and state estate or inheritance taxes payable by reason of the death of the decedent multiplied by a fraction the numerator of which is the amount of such taxes and the denominator of which is the value of assets includable in the gross estate of the decedent for federal estate tax purposes, plus, (ii) in the case of a shareholder of Matex, an amount equal to twenty-eight point two zero five percent (28.205%) of the amount determined under (i) with respect to Equity Securities held by Matex, and the Restriction Period shall terminate with respect to such Equity securities.

          5.2. No Tender of Shares. Each Family Shareholder hereby agrees not to tender any of its shares of Class B Common Stock in the Tender Offer.

          5.3. No Purchase of Class B Common Stock. Each Family Shareholder hereby agrees that it will not exercise its rights under Article 2 of the Articles of Incorporation and purchase any available shares of Class B Common Stock if, after giving effect to any such proposed purchase, the Family Shareholders, in the aggregate, would own more than 17% of the Class B Common Stock then outstanding.

          5.4.   Redemption.

                 (a) Upon not less than 90-days notice, commencing on the 541st day after the pricing of the IPO and ending on the final day of the Restriction Period (the "Redemption Option Term"), New Journal may, at its option, redeem up to the following number of shares of Class B Common Stock then owned by the Family Shareholders--288,000 multiplied by the Exchange Ratio; provided, however, that the foregoing option may only be exercised once during the Redemption Option Term. If New Journal elects to redeem shares of Class B Common Stock owned by the Family Shareholders under this
     Section 5.4(a), (i) New Journal shall deliver to each Family Shareholder a notice of redemption specifying a specific redemption date, which in no event shall be earlier than 90 days after the date the notice of redemption is first delivered to the Family Shareholders nor later than 120 days after the date the notice of redemption is first delivered to the Family Shareholders, (ii) the redemption price per share of Class B Common Stock shall be 105% of the average closing price of the shares of Class A Common Stock on the NYSE during the fifteen (15) trading days immediately preceding the date New Journal's notice of redemption is first delivered to the Family Shareholders and (iii) the shares to be so redeemed will be based on the relative ownership percentages of each Family Shareholder unless the Family Shareholders' otherwise agree in writing and so notify New Journal at least five (5) business days prior to the redemption date. At any time prior to the redemption date specified in New Journal's notice of redemption, any Family Shareholder may, at its option, convert its shares of Class B Common Stock subject to the redemption into shares of Class A Common Stock without complying with the offer procedures set forth in Paragraph (D) of Article 2 of the Articles of Incorporation. Notwithstanding the foregoing, the number of shares of Class B Common Stock which New Journal shall be entitled to redeem pursuant to this Section 5.4(a) shall be reduced by the number of shares of Class B Common Stock converted to shares of Class A Common Stock by the Family Shareholders pursuant to the preceding sentence or at any time prior thereto.

                 (b) From January 1 until March 31 of each year, commencing in the first calendar year after consummation of the Permanent Capital Transaction, New Journal may, at its option, redeem shares of Class B Common Stock then owned by the Family Shareholders if the Family Shareholders own, as of December 31 of the immediately preceding year or at any time during the current year's January 1 to March 31 redemption period, in the aggregate, more than 17% of the shares of Class B Common Stock then outstanding. If New Journal is entitled and elects to redeem shares of Class B Common Stock owned by the

     Family Shareholders under this Section 5.4(b), (i) the number of shares of Class B Common Stock that New Journal may redeem is limited to the total number of shares necessary to reduce the Family Shareholders' aggregate holdings of Class B Common Stock to 17% of the shares of Class B Common Stock then outstanding, (ii) New Journal shall deliver to each Family Shareholder a notice of redemption specifying a specific redemption date, which in no event shall be earlier than 30 days after the date the notice of redemption is first delivered to the Family Shareholders nor later than 90 days after the date the notice of redemption is first delivered to the Family Shareholders, (iii) the redemption price per share of Class B Common Stock shall be 105% of the average closing price of the shares of Class A Common Stock on the NYSE during the fifteen (15) trading days immediately preceding the date New Journal's notice of redemption is first delivered to the Family Shareholders and (iv) the shares to be so redeemed will be based on the relative ownership percentages of each Family Shareholder unless the Family Shareholders' otherwise agree in writing and so notify New Journal at least five (5) business days prior to the redemption date. At any time prior to the redemption date specified in New Journal's notice of redemption, any Family Shareholder may, at its option, convert its shares of Class B Common Stock subject to the redemption into shares of Class A Common Stock without complying with the offer procedures set forth in Paragraph (D) of Article 2 of the Articles of Incorporation. Notwithstanding the foregoing, the number of shares of Class B Common Stock which New Journal shall be entitled to redeem pursuant to this Section 5.4(b) shall be reduced by the number of shares of Class B Common Stock converted to shares of Class A Common Stock by the Family Shareholders pursuant to the preceding sentence.

                                   ARTICLE VI
                               REGISTRATION RIGHTS

         6.1.   Demand Registrations.

                (a) Demand by Family Shareholders. After the expiration of the Restriction Period, the Family Shareholders, collectively, may request a Registration of all or any portion of their Registrable Securities (a "Demand Registration"). The Family Shareholders shall be entitled to request an unlimited number of Demand Registrations. Any Registration Statement filed in connection with the Demand Registration shall be on such applicable SEC form as New Journal shall select. Each request for a Demand Registration shall specify the number of Registrable Securities requested to be registered.

                (b) Submission of a Voluntary Transfer/Conversion Notice. At the time the Family Shareholders request a Demand Registration that includes any shares of Class B Common Stock, the Family Shareholders shall, concurrently with the submission of such request to New Journal, submit to New Journal's transfer agent a Voluntary Transfer/Conversion Notice (as such term is defined in the Articles of Incorporation) with respect to such shares of Class B Common Stock, which Voluntary Transfer/Conversion Notice will subject such shares of Class B Common Stock to the offer and sale procedures set forth in Paragraph (D) of Article 2 of the Articles of Incorporation. The participating Family Shareholders shall request in such Voluntary Transfer/Conversion Notice that the shares of Class B Common Stock be converted into shares of Class A Common Stock in the event such shares are not sold in accordance with the procedures set forth in Paragraph (D) of Article 2 of the Articles of Incorporation. In the event that, following conclusion of the offer and sale procedures set forth in Paragraph (D) of Article 2 of the Articles of Incorporation, the number of shares of Class A Common Stock received by the Family Shareholders upon conversion of the Class B Common Stock is less than 300,000 multiplied by the Exchange Ratio, New Journal will not be required to effect a Demand Registration for such shares pursuant to such Demand Registration request.

                (c) Limitation on Demand Registrations. New Journal shall not be obligated to effect any Demand Registration within one hundred eighty
     (180) days after the effective date of (A) a Registration in which the Family Shareholders were notified of their "Piggyback" rights pursuant to
     Section 6.2, or (B) any other Demand Registration. In addition, New Journal may postpone for up to one hundred eighty (180) days the filing or the effectiveness of a Registration Statement in respect of a Demand Registration if:

                     (i) the New Journal Board determines in its sole discretion that effecting the Demand Registration would have an adverse effect on any pending proposal or plan by New Journal to engage in any pending acquisition or disposition of assets or any merger, consolidation, tender offer or other similar transaction;

                     (ii) such delay is necessary to prepare audited financial statements of New Journal for its most recently completed fiscal year or other financial statements reasonably required in such Registration Statement; or

                     (iii) New Journal is then contemplating the filing of a Registration Statement under the Securities Act with respect to an offering of its securities for its own account within the next sixty
         (60) days; provided, however, that the Family Shareholders will be given the opportunity to participate in such Registration pursuant to
         Section 6.2.

                (d) Effective Registration. New Journal shall be deemed to have effected a Demand Registration if the applicable Registration Statement with respect to such Demand Registration is declared effective by the SEC and remains effective for not less than sixty (60) days (or such shorter period as will terminate when all Registrable Securities covered by such Registration Statement have been sold), or, if such Registration Statement relates to an Underwritten Offering, such longer period as in the opinion of counsel for the underwriter or underwriters a Prospectus is required by law to be delivered in connection with sales of Registrable Securities by an underwriter or dealer (in either case, such period being the "Demand Period"). No Demand Registration shall be deemed to have been effected if
     (i) during the Demand Period sales of Registrable Securities pursuant to such Registration Statement are prohibited for any period of ten (10) consecutive Business Days by any stop order, injunction or other order or requirement of the SEC or other governmental agency or court or (ii) the conditions to closing specified in the underwriting agreement, if any, entered into in connection with such Registration are not satisfied by reason of a breach of such underwriting agreement by New Journal.

                (e) Underwritten Offering. If New Journal so elects, the offering of Registrable Securities pursuant to a Demand Registration shall be in the form of an Underwritten Offering. If any offering pursuant to a Demand Registration involves an Underwritten Offering, New Journal shall have the right to select the managing underwriter or underwriters to administer the offering.

                (f) Priority of Securities Registered Pursuant to Demand Registrations. New Journal may also include securities for its own account or for the account of Persons which are not Family Shareholders in a Demand Registration. If the managing underwriter or underwriters of a Demand Registration advise New Journal in writing (with a copy to each selling Family Shareholder) that, in its opinion, the number of securities requested to be included in such Demand Registration (including securities of New Journal for its own account or for the account of other Persons which are not Family Shareholders) exceeds the number which can be sold in such offering without being likely to have a significant adverse effect on the price, timing or distribution of the securities offered or the market for the Equity Securities, then New Journal will include in such Registration the Registrable Securities sought to be registered therein by the Family Shareholders and only such lesser number of securities for the account of New Journal or other Persons that are not Family Shareholders as shall, in the opinion of the managing underwriter or underwriters, not be likely to have such an effect. In the event that, despite the elimination of all securities to be offered for the account of New Journal or for the account of other Persons which are not Family Shareholders in such Registration pursuant to the immediately preceding sentence, the number of Registrable Securities to be included in such Demand Registration continues to exceed the number which, in the opinion of the managing underwriter or underwriters can be sold without having the adverse effect referred to above, then the securities to be included in such Registration shall be (i) the number of Registrable Securities that, in the opinion of such underwriter or underwriters, can be sold without having such adverse effect, allocated pro rata among the Family Shareholders which have requested to be included in such Registration, based on the securities requested to be included (provided that any securities thereby allocated to any such Family Shareholder that exceed such person's request will be reallocated among the remaining requesting Family Shareholders in like manner or as they may otherwise agree) and (ii) second, and only if all of the Registrable Securities referenced in clause (i) have been included, any other securities eligible for inclusion in such Demand Registration.

         6.2.   Piggyback Registrations.

                (a) Participation. If New Journal at any time proposes to file a Registration Statement under the Securities Act with respect to any offering of its securities for its own account (other than (i) a Registration of securities relating to an offering pursuant to any stock plan or other benefit plan or arrangement of New Journal, including any Registration on Form S-8 (or any successor form thereto); (ii) a Registration of securities other than Common Stock; or (iii) a Registration of securities issued solely in an exchange offer, acquisition or business combination including any Registration on Form S-4 (or any successor form thereto)), then, as soon as practicable (but in no event less than ten (10) Business Days prior to the proposed date of filing such Registration Statement), New Journal shall give written notice of such proposed filing to all Family Shareholders and such notice shall offer the Family Shareholders the opportunity to register such number of Registrable Securities as each such Family Shareholder may request in writing (a "Piggyback Registration"). Subject to Section 6.2(c), New Journal shall include in such Registration Statement all Registrable Securities requested within five (5) Business Days after the receipt by a Family Shareholder of any such notice (which request shall specify the number of Registrable Securities requested to be registered) to be included in the Registration Statement for such offering; provided, however, that at any time after giving written notice of its intention to register securities as provided above and prior to the effective date of the

     Registration Statement filed in connection with such Registration, New Journal may determine for any reason and in its sole discretion not to register or to delay registration of such securities, in which case New Journal will nevertheless remain obligated to pay the Registration Expenses in connection therewith. If the offering pursuant to such Registration Statement is to be underwritten, then each Family Shareholder making a request to participate in a Piggyback Registration pursuant to this Section 6.2(a) must participate in such Underwritten Offering in accordance with
     Section 6.5. If the offering pursuant to such Registration Statement is to be on any other basis, then each Family Shareholder making a request to participate in a Piggyback Registration pursuant to this Section 6.2(a) must participate in such offering on such basis. Each Family Shareholder shall be permitted to withdraw all or part of such Family Shareholder's Registrable Securities from a Piggyback Registration at any time prior to the effective date thereof; provided, however, that in the event of any such withdrawal by any Family Shareholder, New Journal shall not be obligated to pay the Registration Expenses set forth in Section 6.6(a)(xii) in connection with such Piggyback Registration. Except as provided in the preceding sentence, New Journal shall pay all Registration Expenses in connection with each Registration of Registrable Securities requested pursuant to this Section 6.2.

                (b) Submission of a Voluntary Transfer/Conversion Notice. At the time a Family Shareholder requests to participate in a Piggyback Registration that includes any shares of Class B Common Stock held by such Family Shareholder, such Family Shareholder shall, concurrently with the submission of such request to New Journal, submit to New Journal's transfer agent a Voluntary Transfer/Conversion Notice with respect to such shares of Class B Common Stock, which Voluntary Transfer/Conversion Notice will subject such shares of Class B Common Stock to the offer and sale procedures set forth in Paragraph (D) of Article 2 of the Articles of Incorporation. The Family Shareholder shall request in such Voluntary Transfer/Conversion Notice that the shares of Class B Common Stock be converted into shares of Class A Common Stock in the event such shares are not sold in accordance with the procedures set forth in Paragraph (D) of
     Article 2 of the Articles of Incorporation.

                (c) Priority of Piggyback Registration. If the managing underwriter or underwriters of any proposed Underwritten Offering in a Piggyback Registration informs New Journal that the total amount of securities which New Journal and all Persons requesting inclusion in such Piggyback Registration intend to include in such offering exceeds the number which can be sold in such offering without being likely to have a significant adverse effect on the price, timing or distribution of the securities offered in such offering or the market for the Equity Securities, then the securities to be included in such Registration shall be (i) first, 100% of the securities that New Journal proposes to sell,
     (ii) second, and only if all the securities referenced in clause (i) have been included, the number of Registrable Securities that, in the opinion of such underwriter or underwriters, can be sold without having such adverse effect, allocated pro rata among the securities requested to be included in such Registration by the Family Shareholders (or otherwise as they may agree) and (iii) third, and only if all of the Registrable Securities referenced in clauses (i) and (ii) have been included, any other securities eligible for inclusion in such Registration.

         6.3. Lock-Up Period. In the case of an Underwritten Offering, the Family Shareholders agree, if requested by the managing underwriters in such Underwritten Offering, not to effect any public sale or distribution of any Equity Securities the same as or similar to those being registered during the period beginning seven (7) days before, and ending one hundred eighty (180) days (or such lesser period as may be permitted by such underwriter) after, the effective date of the Registration Statement filed in connection with such Registration (except, in each case, as part of such Underwritten Offering, if permitted).

         6.4.   Registration Procedures.

                (a) Actions by New Journal. Whenever the Family Shareholders have requested that any Registrable Securities be registered pursuant to this Agreement, New Journal shall use its reasonable efforts to effect such Registration to permit the sale of such Registrable Securities as expeditiously as is reasonable practicable, and pursuant thereto New Journal will:

                     (i) as early as reasonably practicable before filing a Registration Statement or Prospectus, or any amendments or supplements thereto, to the extent that a Family Shareholder is participating in such registration and in connection therewith, furnish to Family Shareholders of Registrable Securities covered by such Registration Statement copies of all documents prepared to be filed;

                     (ii) prepare and file with the SEC a Registration Statement relating to the Registrable Securities including all exhibits and financial statements required by the SEC to be filed therewith, and use its reasonable efforts to cause such Registration Statement to become effective under the Securities Act;

                     (iii) prepare and file with the SEC such amendments and post-effective amendments to such Registration Statement and supplements to the Prospectus as may be necessary to keep such Registration effective for the Demand Period;

                     (iv) notify the selling Family Shareholders as soon as reasonably practicable after notice thereof is received by New Journal
         (A) when the Registration Statement or any amendment thereto has been filed or becomes effective, when the Prospectus or any amendment or supplement to the Prospectus has been filed, and, furnish to such selling Family Shareholders copies thereof, (B) of the issuance by the SEC of any stop order suspending the effectiveness of the Registration Statement or any order preventing or suspending the use of any preliminary or final Prospectus or the initiation or threatening of any proceedings for such purposes, and (C) of any notification with respect to the suspension of the qualification of the Registrable Securities for offering or sale in any jurisdiction;

                     (v) notify each selling Family Shareholder when New Journal becomes aware of the happening of any event as a result of which the Registration Statement or the Prospectus included in such Registration Statement (as then in effect) contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements therein (in the case of the Prospectus and any preliminary Prospectus, in light of the circumstances under which they were made) not misleading or, if for any other reason it shall be necessary during such time period to amend or supplement the Registration Statement or the Prospectus in order to comply with the Securities Act and, in either case as promptly as reasonably practicable thereafter, prepare and file with the SEC, and furnish without charge to the selling Family Shareholders an amendment or supplement to such Registration Statement or Prospectus which will correct such statement or omission or effect such compliance;

                     (vi) deliver to each selling Family Shareholder, without charge, as many copies of the Prospectus (including each preliminary prospectus) and any amendment or supplement thereto as such Family Shareholder may reasonably request (it being understood that New Journal consents to the use of the Prospectus or any amendment or supplement thereto by each of the selling Family Shareholders of Registrable Securities in connection with the offering and sale of the Registrable Securities covered by the Prospectus or any amendment or supplement thereto) and such other documents as such selling Family Shareholder may reasonably request in order to facilitate the disposition of the Registrable Securities by such Family Shareholder;

                     (vii) on or prior to the date on which the Registration Statement is declared effective, use its reasonable efforts to register or qualify, and cooperate with the selling Family Shareholders in connection with the registration or qualification of such Registrable Securities for offer and sale under the securities or "Blue Sky" laws of each state and other jurisdiction of the United States as any such selling Family Shareholder reasonably requests in writing; provided, however, that New Journal will not be required to qualify generally to do business in any jurisdiction where it would not otherwise be required to qualify or to take any action which would subject it to taxation or general service of process in any such jurisdiction;

                     (viii) comply with all applicable rules and regulations of the SEC and make generally available to its security holders, as soon as reasonably practicable (but not more than fifteen (15) months) after the effective date of the Registration Statement, an earnings statement satisfying the provisions of Section 11(a) of the Securities Act;

                     (ix) use its reasonable efforts to obtain the withdrawal of any stop order or other order suspending the effectiveness of any Registration Statement relating to Registrable Securities or the use of any related preliminary Prospectus or Prospectus, as soon as reasonably practicable; and

                     (x) use its reasonable efforts to cause all such Registrable Securities to be listed on each securities exchange on which similar securities issued by New Journal are then listed.

                (b) Holders' Information. Each Family Shareholder shall furnish to New Journal such information regarding the distribution of such securities and such other information relating to such Family Shareholder and its ownership of Registrable Securities as New Journal may from time to time reasonably request in connection therewith. Each Family Shareholder agrees to furnish such information to New Journal and to cooperate with New Journal as necessary to enable New Journal to comply with the provisions of this Agreement.

                (c) Discontinuation of Disposition. Each Family Shareholder agrees that, upon receipt of any notice from New Journal of the happening of any event of the kind described in Section 6.4(a)(v), such Family Shareholder will immediately discontinue disposition of Registrable Securities pursuant to such Registration Statement until such Family Shareholder's receipt of the copies of the supplemented or amended Prospectus contemplated by Section 6.4(a)(v), or until it is advised in writing by New Journal that the use of the Prospectus may be resumed, and, if so directed by New Journal, such Family Shareholder will deliver to New Journal (at the expense of such Family Shareholder) all copies, other than permanent file copies, then in such Family Shareholder's possession, of the Prospectus covering such Registrable Securities current at the time of receipt of such notice. In the event New Journal shall give any such notice, the Demand Period during which such Registration Statement is required to be maintained effective shall be extended by the number of days during the period from and including the date of the giving of such notice and including the date when each selling Family Shareholder either receives the copies of the supplemented or amended Prospectus contemplated by
     Section 6.4(a)(v) or is advised in writing by New Journal that the use of the Prospectus may be resumed.

         6.5. Underwritten Offerings. If a Family Shareholder participates in a Demand Registration or a Piggyback Registration and such Registration is an Underwritten Offering, then such Family Shareholder shall (i) enter into such customary agreements and complete and execute such customary documents (including underwriting and indemnification agreements and all questionnaires and other documents) as are reasonably requested by the managing underwriter of such offering or by New Journal; (ii) in the case of a Piggyback Registration, shall participate in such Piggyback Registration on the same terms and conditions of offering and sale (including, without limitation, purchase price and underwriting discount per share, but excluding any different allocation agreed to by New Journal and all participating Family Shareholders with respect to any over-allotment option granted) as agreed to by New Journal in connection with its sale of securities thereunder; and (iii) take all such other actions as the managing underwriter or New Journal reasonably request in order to expedite or facilitate the registration and disposition of such Registrable Securities.

         6.6.   Registration Expenses.

                (a)  Expenses Paid by New Journal. Except as set forth in
     Section 6.2(a), all expenses incident to New Journal's performance of or compliance with Sections 6.1-6.5 will be paid by New Journal (and, in the case of the filing of a Registration Statement, regardless of whether such Registration Statement becomes effective), including without limitation (i) all registration and filing fees, and any other fees and expenses associated with filings required to be made with the SEC or the NYSE, (ii) all fees and expenses of compliance with state securities or "Blue Sky" laws (including fees and disbursements of counsel in connection with "Blue Sky" qualifications of the Registrable Securities and determination of their eligibility for investment), (iii) all printing, duplicating, word processing, messenger, telephone, facsimile and mailing and delivery expenses (including expenses of printing certificates for the Registrable Securities in a form eligible for deposit with The Depository Trust Company and of printing prospectuses) for New Journal, (iv) all printing, mailing and delivery expenses incurred in the preparation and delivery of a Registration Statement or Prospectus, (v) all fees and disbursements of counsel for New Journal and of all independent certified public accountants of New Journal (including the expenses of any comfort letters required by or incident to such performance), (vi) Securities

     Act liability insurance or similar insurance if New Journal so desires,
     (vii) all fees and expenses incurred in connection with the listing of the Registrable Securities on any securities exchange or quotation of the Registrable Securities on any inter-dealer quotation system, (viii) all applicable rating agency fees with respect to any Preferred Stock, (ix) any fees and disbursements of underwriters customarily paid by issuers of securities, (x) all fees and expenses of any special experts retained by New Journal in connection with any Demand Registration or Piggyback Registration, (xi) fees and expenses of other Persons retained by New Journal without limitation and (xii) up to $10,000 for the reasonable fees and expenses of no more than one counsel for the Family Shareholders (other than counsel to New Journal) (all such expenses being herein called "Registration Expenses"). New Journal will, in any event, pay its internal expenses (including, without limitation, all salaries and expenses of its officers and employees performing legal or accounting duties), the expense of any audit and the fees and expenses of any Person, including special experts, retained by New Journal. The underwriting discount and commissions paid to the underwriters in connection with any registration shall be paid by New Journal, the Family Shareholders and any other selling securities holders pro rata based on the number of shares of Equity Securities sold by New Journal, the Family Shareholders and such other securities holders.

                (b) Expenses Not Paid by New Journal. New Journal shall not be required to pay in any Registration effected under this Agreement any fees or disbursements of additional counsel of holders of Registrable Securities or any fees and disbursements of underwriters not customarily paid by the issuers of securities, including underwriting discounts and commissions and transfer taxes, if any, attributable to the sale of Registrable Securities by the Family Shareholders and the fees and expenses of counsel to the underwriters other than as provided in Section 6.6(a).

         6.7.   Indemnification.

                (a) Indemnification by New Journal. New Journal shall indemnify and hold harmless, to the full extent permitted by law, each Family Shareholder, its Affiliates, their respective officers and each Person who controls (within the meaning of the Securities Act or the Exchange Act) any of the foregoing Persons (each, an "Indemnified Party" and collectively, the "Indemnified Parties") from and against any and all losses, claims, damages, liabilities and expenses (including reasonable costs of investigation and legal expenses) (each, a "Loss" and collectively "Losses") arising out of or based upon (i) any untrue statement of a material fact contained in any Registration Statement under which Registrable Securities held by such Family Shareholder were registered under the Securities Act (including any final, preliminary or summary Prospectus contained therein or any amendment thereof or supplement thereto or any documents incorporated by reference therein), or any related state securities or "Blue Sky" applications or (ii) any omission to state therein a material fact required to be stated therein or necessary to make the statements therein (in the case of a Prospectus or preliminary Prospectus, in light of the circumstances under which they were made) not misleading; provided, however, that New Journal shall not be liable in any such case to the extent that any such Loss arises out of or is based upon an untrue statement or omission made in any such Registration Statement in reliance upon information furnished to New Journal by an Indemnified Party for inclusion therein or the Indemnified Party's failure to deliver the Registration Statement (or Prospectus or any supplements or amendments thereto) after having been furnished by or on behalf of New Journal with a sufficient number of copies of the same on a timely basis.

                (b) Indemnification by the Selling Family Shareholder. Each selling Family Shareholder shall, jointly and severally, indemnify and hold harmless, to the full extent permitted by law, New Journal, its Affiliates, their respective directors and officers and each Person who controls (within the meaning of the Securities Act or the Exchange Act) any of the foregoing Persons from and against any Losses, to the extent, but only to the extent, that such Loss arises out of or is based upon information furnished to New Journal by a Family Shareholder for inclusion therein, arising out of or based upon (i) any untrue statement of a material fact contained in any Registration Statement under which Registrable Securities held by such selling Family Shareholder were registered under the Securities Act (including any final, preliminary or summary Prospectus contained therein or any amendment thereof or supplement thereto or any documents incorporated by reference therein), or any related state securities or "Blue Sky" applications or (ii) any omission to state therein a material fact required to be stated therein or necessary to make the statements therein (in the case of a Prospectus or preliminary Prospectus, in light of the circumstances under which they were made) not misleading. In no event shall the liability of any selling Family Shareholder hereunder be greater in amount than the dollar amount of the proceeds received by such selling Family Shareholder under the sale of the Registrable Securities giving rise to such indemnification obligation.

                (c) Conduct of Indemnification Proceedings. Any Person entitled to indemnification hereunder shall (i) give prompt written notice to the indemnifying party of any claim with respect to which it seeks indemnification (provided, that any delay or failure to so notify the indemnifying party shall relieve the indemnifying party of its obligations hereunder only to the extent, if at all, that it is actually prejudiced by reason of such delay or failure) and (ii) permit such indemnifying party to assume the defense of such claim with counsel reasonably satisfactory to the indemnified party; provided, however, that any Person entitled to indemnification hereunder shall have the right to select and employ separate counsel and to participate in the defense of such claim, but the fees and expenses of such counsel shall be at the expense of such Person unless (A) the indemnifying party has agreed in writing to pay such fees or expenses or (B) the indemnifying party shall have failed to assume the defense of such claim within a reasonable time after receipt of notice of such claim from the Person entitled to indemnification hereunder and employ counsel reasonably satisfactory to such Person. If such defense is not assumed by the indemnifying party, the indemnifying party will not be subject to any liability for any settlement made without its consent, but such consent may not be unreasonably withheld; provided, that an indemnifying party shall not be required to consent to any settlement involving the imposition of equitable remedies or involving the imposition of any material obligations on such indemnifying party other than financial obligations for which such indemnified party will be indemnified hereunder. If the indemnifying party assumes the defense, the indemnifying party shall have the right to settle such action without the consent of the indemnified party; provided, however, that the indemnifying party shall be required to obtain such consent (which consent shall not be unreasonably withheld) if the settlement includes any admission of wrongdoing on the part of the indemnified party or any decree or restriction on the indemnified party or its officers or directors. No indemnifying party shall consent to entry of any judgment or enter into any settlement which does not include as an unconditional term thereof the giving by the claimant or plaintiff to such indemnified party of an unconditional release from all liability in respect to such claim or litigation or which would impose any material obligations on such indemnified party. Except as provided above, it is understood that the indemnifying party or parties shall not, in connection with any proceeding or related proceedings in the same jurisdiction, be liable for the reasonable fees, disbursements and other charges of more than one separate firm admitted to practice in such jurisdiction at any one time from all such indemnified party or parties unless the employment of more than one counsel has been authorized in writing by the indemnifying party or parties.

                (d) Contribution. If for any reason the indemnification provided for in Sections 6.7(a) and 6.7(b) is unavailable to an indemnified party or insufficient to hold it harmless as contemplated by Sections 6.7(a) and 6.7(b), then the indemnifying party shall contribute to the amount paid or payable by the indemnified party as a result of such Loss in such proportion as is appropriate to reflect the relative fault of the indemnifying party on the one hand and the indemnified party on the other. The relative fault shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission or alleged omission to state a material fact relates to information supplied by the indemnifying party or the indemnified party and the parties' relative intent, knowledge, access to information and opportunity to correct or prevent such untrue statement or omission. Notwithstanding anything in this Section 6.7(d) to the contrary, no indemnifying party (other than New Journal) shall be required pursuant to this Section 6.7(d) to contribute any amount in excess of the amount by which the net proceeds received by such indemnifying party from the sale of Registrable Securities in the offering to which the Losses of the indemnified parties relate exceeds the amount of any damages which such indemnifying party has otherwise been required to pay by reason of such untrue statement or omission. The parties hereto agree that it would not be just and equitable if contribution pursuant to this Section 6.7(d) were determined by pro rata allocation or by any other method of allocation that does not take account of the equitable considerations referred to in this
     Section 6.7(d). No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any Person who was not guilty of such fraudulent misrepresentation.

         6.8.   Termination of Registration Rights. Section 6.1 through Section
6.6 shall automatically terminate, and be of no further force or effect, when the aggregate number of Registrable Securities held by the Family Shareholders is less than 300,000 multiplied by the Exchange Ratio.

                                   ARTICLE VII
                                NEW JOURNAL BOARD

         7.1. Director Nominees. Subject to Section 7.2, commencing with the first annual meeting of the shareholders of New Journal following the IPO, the Family Shareholders shall have the right to nominate one (1) director to the New Journal Board or, if the New Journal Board is comprised of more than eleven (11) directors, the Family Shareholders shall have the right to nominate two (2) directors, in either case to be included in the New Journal Board's or management's slate of nominees for director in New Journal's proxy or information statements.

         7.2.   Rules and Limitations.

                (a) If any director nominee designated under Section 7.1 ceases to serve as a member of the New Journal Board during his or her term of office, then the resulting vacancy shall be filled by the New Journal Board based on the recommendation of the Family Shareholders.

                    (b)   Notwithstanding the provisions of Section 7.1 or
         Section 7.2(a), no Family Shareholder nominee to the New Journal Board, or any replacement thereof, shall be entitled to be included in the New Journal Board's or management's slate of nominees for director or to replace a Family Shareholder designated nominee if he or she, in the reasonable judgment of the New Journal Board, does not satisfy the then applicable professional and governance standards established by the SEC, the NYSE and/or the New Journal Board related to personal qualifications but not related to independence.

                    (c) The rights and obligations of the Family Shareholders under this Article VII shall terminate at such time as the Family Shareholders hold in the aggregate less than five percent (5%) of the outstanding shares of Common Stock. In such event, at the written request of a majority of the other members of the New Journal Board, the director or directors nominated by the Family Shareholders, and/or the director or directors replacing the nominee(s) of the Family Shareholders under Section 7.2(a), shall immediately resign from the New Journal Board.

                    (d) Subject to the termination provisions of Section 7.2(c), each Family Shareholder agrees to take any and all actions as shareholders of New Journal to elect all of New Journal Board's or management's slate of nominees for director and effectuate the provisions of this Article VII.

                                  ARTICLE VIII
                            EFFTIVENESS; TERMINATION

             8.1. Sections Effective Immediately. Except as otherwise provided in Sections 8.2 and 8.3, every provision of this Agreement is effective as of the day and year first above written.

             8.2. Sections Effective on Consummation of Permanent Capital Transaction. Notwithstanding Section 8.1, the following sections of this Agreement shall not be effective until consummation of the Permanent Capital Transaction (except as provided in Section 4.2): Article V, Article VI and
Article VII.

             8.3. Sections Effective at Other Times. Notwithstanding Section 8.1, the agreements of the parties in Article III are effective as of the day and year first above written (i.e., JCI and New Journal will make the noted filings with the Corporation Division of the Wisconsin Department of Financial Institutions as specified in Article III) but, by the terms of Sections 3.1 and
3.2 and the documents to be so filed, the effectiveness of the underlying transactions described in Article III will not occur until immediately prior to the consummation of the IPO. The parties also acknowledge and agree that all elements of clauses (i) and (ii) of Section 2.1, which the Family Shareholders agree to vote in favor of, are, by their terms, not effective until immediately prior to consummation of the IPO. The parties hereto understand and agree that, unless the IPO is consummated, neither the Share Exchange nor the Termination of JESTA shall be effective.

             8.4.   Termination.

                    (a) This Agreement shall automatically terminate, and be of no further force or effect, on the earliest to occur of the following events: (a) the Permanent Capital Transaction is not consummated on or prior to December 31, 2005 or (b) when the aggregate number of Equity Securities held by the Family Shareholders is less than 300,000 multiplied by the Exchange Ratio.

                    (b) Notwithstanding anything to the contrary in this Agreement, in the event of a Change in Control of Matex (as defined in the Articles of Incorporation), the rights of the Family Shareholders under this Agreement, including, without limitation, the rights under
         Article VI and Article VII, shall terminate, and be of no further force or effect, but the obligations of the Family Shareholders under this Agreement shall bind any subsequent holder of the Equity Securities held by the Family Shareholders immediately prior to a Change in Control of Matex.

                                   ARTICLE IX
                                  MISCELLANEOUS

             9.1. No Solicitation. Each Family Shareholder hereby agrees that, between the date hereof and the consummation of the IPO, neither the Family Shareholder nor any Affiliates, representatives or agents shall, and each Family Shareholder shall cause its officers, directors, partners, employees, representatives and agents not to, directly or indirectly, (i) encourage, solicit, participate in or initiate discussions or negotiations with, or provide any information to, any Person or group (other than JCI, New Journal or their respective Affiliates or representatives) concerning any proposal relating to a Non-Approved Transaction, (ii) enter into any contract, option or other agreement or understanding with respect to any Non-Approved Transaction or the Transfer of any or all of the Family JCI Securities or any interest therein in connection with or in anticipation of any Non-Approved Transaction, (iii) grant any proxy, power-of-attorney or other authorization in or with respect to the Family JCI Securities in connection with or in anticipation of any Non-Approved Transaction, (iv) deposit any of the Family JCI Securities into a voting trust or enter into a voting agreement or arrangement with respect to the Family JCI Securities in connection with or in anticipation of any Non-Approved Transaction or (v) take any other action that would in any way restrict, limit or interfere with the performance of its obligations under this Section 9.1. Each Family Shareholder will immediately cease any existing activities, discussions or negotiations with any parties conducted heretofore with respect to any proposal relating to a Non-Approved Transaction. Each Family Shareholder will immediately communicate to JCI and New Journal the terms of any proposal, discussion, negotiation or inquiry (and will disclose any written materials received by the Family Shareholder in connection with such proposal, discussion, negotiation or inquiry) and the identity of the party making such proposal or inquiry which it may receive with respect to a Non-Approved Transaction.

             9.2. Representations and Warranties. Each party to this Agreement represents and warrants to each other party to this Agreement that (a) all action on the part of such party necessary for the authorization, execution, delivery and performance of this Agreement has been taken and (b) this Agreement is a legal, valid and binding obligation of such party, enforceable against such party in accordance with its terms.

             9.3. Reimbursement of Family Shareholders' Expenses. In consideration of the agreements and covenants of the Family Shareholders under this Agreement, JCI shall reimburse the Family Shareholders up to $50,000 for the fees and expenses of the legal and financial advisers to the Family Shareholders incurred on or after April 1, 2003 in connection with their participation in the Permanent Capital Transaction.

             9.4. Disclosure. The Family Shareholders hereby permit JCI and New Journal to publish and disclose in the Permanent Capital Transaction documents to be filed with the SEC (including the joint proxy statement/prospectus for the joint special meeting of the shareholders of JCI and the unitholders of JESTA to vote on certain components of the Permanent Capital Transaction and the IPO prospectus) their identity and ownership of Family JCI Securities and the nature of their commitments, arrangements and understandings under this Agreement.

             9.5. Stock Certificate Legend. A copy of this Agreement shall be filed with the Secretary of New Journal and kept with the records of New Journal. Prior to the expiration of the Restriction Period, any certificate representing Equity Securities owned by any Family Shareholder shall bear the following legend:

         "THE SECURITIES EVIDENCED BY THIS CERTIFICATE ARE SUBJECT TO THE TERMS OF AND PROVISIONS OF A SHAREHOLDERS AGREEMENT DATED AS OF MAY 12, 2003 (AS SUCH AGREEMENT MAY BE SUPPLEMENTED, MODIFIED, AMENDED, OR RESTATED FROM TIME TO TIME, THE "AGREEMENT") AND MAY NOT BE OFFERED, SOLD, ASSIGNED, PLEDGED, HYPOTHECATED OR OTHERWISE TRANSFERRED UNLESS AND UNTIL SUCH TRANSFER COMPLIES WITH THE AGREEMENT, A COPY OF WHICH IS ON FILE AT THE OFFICES OF THE COMPANY."

All Family Shareholders shall be bound by the requirements of such legend to the extent that such legend is applicable. Any certificates representing Equity Securities held by the Family Shareholders shall be replaced, at the expense of New Journal, with certificates not bearing the legend required by this Section
9.5 after the expiration of the Restriction Period. In the case of uncertificated shares, an appropriate notice containing such legend shall be noted in New Journal's stock transfer records until the expiration of the Restriction Period.

             9.6. Further Assurances. In connection with this Agreement and the transactions contemplated hereby, each Family Shareholder shall execute and deliver any additional documents and instruments and perform any additional acts that may be necessary or appropriate to effectuate and perform the provisions of this Agreement and the transactions contemplated hereby.

             9.7. Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their permitted successors and assigns. However, no Family Shareholder shall Transfer its rights under this Agreement without the prior written consent of New Journal; provided, however, that if Matex liquidates or dissolves or the Abert Trust terminates or dissolves then the obligations hereunder shall be assigned to the shareholders or beneficiaries, as the case may be, thereof; and provided further that if Matex liquidates or dissolves or the Abert Trust terminates or dissolves then the rights under this Agreement may only be assigned to the shareholders or beneficiaries, as the case may be, who have executed and delivered to New Journal a counterpart of this Agreement and who are "Family Successors" (as that term is defined in the Article of Incorporation).

             9.8. Family Successors. In the event a "Family Successor" (as that term is defined in the Articles of Incorporation) holds any Equity Securities, then (a) no Person (other than Family Individuals (as such term is defined in the Articles of Incorporation), Matex and the Abert Trust), shall, by virtue of holding any of the Equity Securities, be entitled to participate in the exercise any of the rights under Article VII hereof (except through an officer, agent, representative or trustee who is a Family Individual), and (b) each such Person shall assign such Person's rights to vote shares of Class B Common Stock and Class C Common Stock by proxy to any one or more of the Family Individuals (which may include an officer, agent, representative or trustee of such Person so long as such individual is a Family Individual).

             9.9. No Conflict. New Journal and the Family Shareholders shall not enter into any agreement that is inconsistent with or that would in any way interfere with the rights of New Journal or the Family Shareholders hereunder. New Journal shall ensure that the Articles of Incorporation and Bylaws do not at any time conflict with the provisions of this Agreement then in effect. In the event that any such conflict should nevertheless exist, the provisions of this Agreement shall control to the extent permitted under applicable law.

             9.10. Release. In connection with the execution of this Agreement, and upon consummation of the IPO, the parties hereto hereby irrevocably release and forever discharge each other and each of their current, future and former Affiliates, officers, directors, trustees, employees, agents, representatives, shareholders, assigns and successors from any and all claims, demands, suits, actions, causes of action, losses, liabilities, damages, costs and expenses whatsoever that such parties have, had or may in the future have against each other, or have incurred or may incur, whether at law or in equity, whether individually or collectively, whether now existing or hereafter arising, whether known or unknown, whether contingent or absolute, whether liquidated or unliquidated, whether foreseen or unforeseen, whether anticipated or unanticipated, whether suspected or unsuspected, or whether arising by operation of law or otherwise; provided, however, that notwithstanding the foregoing, this release shall not in any manner whatsoever operate as a release by the parties hereto of any (a) claims that arise after the date hereof and (b) claims arising out of or relating to the obligations under this Agreement and the other documents related to the Permanent Capital Transaction.

             9.11. Governing Law. All questions concerning the validity, meaning and effect of this Agreement shall be determined in accordance with the laws of the State of Wisconsin applicable to contracts made and to be performed within the State, without regard to the principles of conflicts of laws except to the extent necessary to permit this Agreement to be governed by Wisconsin law as set forth above.

             9.12. Remedies. The parties hereto specifically acknowledge that monetary damages are not an adequate remedy for violations of this Agreement, and that any party hereto may, in its sole discretion, apply to a court of competent jurisdiction for specific performance or injunctive or such other relief as such court may deem just and proper in order to enforce this Agreement or prevent any violation hereof and, to the extent permitted by applicable law and to the extent the party seeking such relief would be entitled on the merits to obtain such relief, each party waives any objection to the imposition of such relief.

             9.13. Severability. Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be prohibited by or invalid under applicable law, such provision will be ineffective only to the extent of such prohibition or invalidity (and such provision will be enforced to the greatest extent permitted by applicable law), without invalidating the remainder of this Agreement.

             9.14. Amendment, Modification and Waiver. This Agreement may not be amended or modified, and waivers and consents to departures from the provisions hereof may not be given, unless approved in writing by JCI, New Journal and the Family Shareholders holding a majority of the Equity Securities then held by the Family Shareholders. No failure on the part of any party to exercise, and no delay in exercising, any right shall operate as a waiver thereof, nor shall any single or partial exercise by any party of any right preclude any other or future exercise thereof or the exercise of any other right.

             9.15. Notices. All notices, requests, demands and other communications hereunder shall be given in writing and shall be: (a) personally delivered; (b) sent by facsimile transmission to the number(s) designated below for such recipient; or (c) sent to the parties at their respective addresses indicated herein by registered or certified U.S. mail, return receipt requested and postage prepaid, or by private overnight mail courier service. The respective addresses to be used for all such notices, demands or requests are as follows:

                    (a)   If to JCI and/or New Journal, to:

                                  Journal Communications, Inc.
                                  333 West State Street
                                  Milwaukee, Wisconsin 53203
                                  Attention:   Steven J. Smith, Chairman and CEO
                                  Facsimile:   (414) 224-2469

                          (with a copy to)

                                  Foley & Lardner
                                  777 East Wisconsin Avenue
                                  Milwaukee, Wisconsin 53202-5367
                                  Attention:   Benjamin F. Garmer, III
                                  Facsimile:   (414) 297-4900

                    (b)   If to the Family Shareholders, to:

                                  David G. Meissner
                                  694 Lake Shore Road
                                  Grafton, Wisconsin 53024
                                  Facsimile:   (262) 375-7385

                          (with a copy to)

                                  Meissner Tierney Fisher & Nichols S.C.
                                  The Milwaukee Center
                                  111 East Kilbourn Avenue, 19th Floor
                                  Milwaukee, Wisconsin 53202-6622
                                  Attention:   Joseph E. Tierney, III
                                  Facsimile:   (414) 273-5840
or such other address or to the attention of such other Person as the recipient party shall have specified by prior written notice to the sending party in accordance with this Section. If personally delivered, such communication shall be deemed delivered upon actual receipt; if sent via facsimile transmission pursuant to this paragraph, such communication shall be deemed delivered upon successful transmission (and sender shall bear the burden of proof of delivery); if sent by overnight courier pursuant to this paragraph, such communication shall be deemed delivered upon receipt; and if sent by U.S. mail pursuant to this paragraph, such communication shall be deemed delivered as of the date of delivery indicated on the receipt issued by the relevant postal service, or, if the addressee fails or refuses to accept delivery, as of the date of such failure or refusal.

             9.16. Entire Agreement. This Agreement constitutes the full and entire understanding and agreement between the parties with regard to the subject matter hereof. Without limiting the generality of the foregoing, this Agreement supercedes all prior contracts or agreements relating to the subject matter hereof with respect to the Permanent Capital Transaction, JCI or New Journal, whether oral or written.

             9.17. Counterparts. This Agreement may be executed (including by facsimile transmission) in one or more counterparts, each of which shall be deemed to be an original and which together shall constitute one and the same instrument.

             9.18. Headings. The headings and captions contained herein are for convenience only and shall not control or affect the meaning or construction of any provision hereof.

         IN WITNESS WHEREOF, the parties have executed this Shareholders Agreement as of the day and year first above written.

                               JOURNAL COMMUNICATIONS, INC.



                               By:  /s/ Steven J. Smith
                                   ---------------------------------
                                   Name: Steven J. Smith
                                   Title: Chairman and Chief Executive Officer



                               THE JOURNAL COMPANY



                               By:  /s/ Steven J. Smith
                                   ---------------------------------
                                   Name: Steven J. Smith
                                   Title: Chairman and Chief Executive Officer



                               MATEX INC.



                               By:  /s/ David G. Meissner
                                   ---------------------------------
                                   Name: David G. Meissner
                                   Title: President



                               ABERT FAMILY JOURNAL STOCK TRUST



                               By:  /s/ Paul F. Meissner
                                   ---------------------------------
                                   Name: Paul F. Meissner
                                   Title: Trustee